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                                                                     EXHIBIT 5.1

                                                        March 2, 2001



SYSCO Corporation
1390 Enclave Parkway
Houston, TX  77077-2027

             Re: SYSCO Corporation Registration Statement on Form S-4 File No. 333-54940

Ladies and Gentlemen:

         We refer to the registration statement on Form S-4 referenced above, including amendments and exhibits thereto (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act"), by SYSCO Corporation, a Delaware corporation ("SYSCO"), with respect to the issuance by SYSCO of up to 9,390,812 shares (the "Shares") of its common stock, $1.00 par value per share, in connection with the offer of its wholly-owned subsidiary, Sysco Food Services of New Jersey, Inc., a Delaware corporation, to exchange such SYSCO shares for shares of common stock of Guest Supply, Inc., a New Jersey corporation ("Guest Supply"), pursuant to that certain Merger Agreement and Plan of Reorganization dated as of January 22, 2001 among SYSCO, Guest Supply and Sysco Food Services of New Jersey, Inc. The shares may be presently authorized but unissued shares or shares held as treasury shares at the time of their delivery. In this connection we have made such investigation and reviewed such documents as we deem necessary in the circumstances to render the following opinion.

         We have examined the originals or certified copies of such corporate records, certificates of officers of SYSCO and/or public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to

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us as conformed or photostatic copies and the authenticity of the originals of such copies.

         Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by SYSCO of the Shares in connection with the exchange offer has been duly authorized, and
(ii) when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable shares of common stock.

         This opinion is limited to the general corporation laws of the State of Delaware and the laws of the United States of America and we express no opinion herein as to the effect of any other laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                            Very truly yours,



                                            /s/ ARNALL GOLDEN GREGORY LLP
                                                ARNALL GOLDEN GREGORY LLP